For immediate release

Mediware Enters into Merger Agreement with Thoma Bravo

Shareholders to receive $22.00 per share in cash; transaction valued at approximately $195 million

LENEXA, KS (Sept. 12, 2012) – Mediware Information Systems, Inc. (NASDAQ: MEDW), a leading provider of clinical software solutions, today announced it has entered into a definitive merger agreement to be acquired by leading private equity investment firm Thoma Bravo, LLC in a transaction valued at approximately $195 million. Under the terms of the agreement, pending shareholder approval, Mediware shareholders will receive $22.00 in cash for each share of Mediware common stock. This represents an approximately 40 percent premium over the Company’s most recent closing price.

"Mediware has sustained consistent revenue and earnings growth over the past five years by focusing on effectively expanding its product portfolios to new areas of care,” said Thomas Mann, Mediware’s president and chief executive officer. “The acquisition by Thoma Bravo recognizes this performance and validates our belief that Mediware is positioned for continued growth and profitability in the future. We look forward to continued investments in our products and people, and to working with Thoma Bravo as we expand our leadership role in healthcare technology.”

“Mediware’s reputation as a best-in-class provider of software systems that enhance healthcare organizations’ ability to provide excellent, yet cost-effective care, is well-deserved,” said Thoma Bravo managing partner Scott Crabill. “We see strong growth potential as more and more organizations seek technology solutions to improve the management of their clinical, regulatory and financial operations.”

“Thoma Bravo is excited to partner with Mediware’s existing management team to continue to expand the company’s leadership position in the markets it serves,” added Seth Boro, partner at Thoma Bravo.  “We look forward to building on the company’s reputation for first-class products, strategic acquisitions, and strong customer service.”

The transaction is subject to customary closing conditions, including requisite regulatory approvals and the approval of Mediware shareholders. The Mediware board of directors has unanimously approved the agreement and recommends that Mediware’s shareholders approve the transaction. The transaction is not subject to a financing condition. Mediware expects the transaction to close before December 31, 2012. At closing, Thoma Bravo will acquire 100 percent of Mediware’s outstanding shares.

William Blair & Company, L.L.C. served as exclusive financial advisor to Mediware and provided a fairness opinion to the Company’s board of directors. Herrick, Feinstein LLP provided legal counsel to Mediware. Kirkland & Ellis LLP provided legal counsel to Thoma Bravo, LLC.

About Mediware

Mediware delivers interoperable, best-of-breed software systems that improve efficiencies and address safety concerns, enabling healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; cell therapy solutions for cord blood banks, cancer treatment centers and research facilities; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence-based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our website at www.mediware.com.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm building on a 30+ year history of providing equity and strategic support to experienced management teams and growing companies. The firm has continued to apply the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Thoma Bravo invests across multiple industries, with a particular focus in enterprise and infrastructure software and financial and business services, and works in partnership with management to implement its operating and consolidation expertise to build long-term value. The firm currently manages a series of private equity funds representing almost $4 billion of equity commitments.  In software, Thoma Bravo has completed 54 add-on acquisitions across 23 platform companies with total annual earnings of approximately $1 billion.  For more information, visit www.thomabravo.com.

Information regarding the solicitation of proxies

In connection with the proposed transaction, Mediware will file a proxy statement and relevant documents concerning the proposed transaction with the SEC relating to the solicitation of proxies to vote at a special meeting of shareholders to be called to approve the proposed transaction. The definitive proxy statement will be mailed to the shareholders of Mediware in advance of the special meeting. Shareholders of Mediware are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about Mediware and the proposed transaction. Shareholders may obtain a free copy of the proxy statement and other relevant documents filed by Mediware with the SEC (when available) at the SEC’s website at www.sec.gov. Mediware and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from Mediware shareholders in respect of the proposed transaction. Information about the directors and executive officers of Mediware and their respective interests in Mediware by security holdings or otherwise is set forth in its proxy statements and Annual Reports on Form 10-K, previously filed with the SEC. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the merger when it becomes available. Each of these documents is, or will be, available for free at the SEC’s Web site at www.sec.gov and at the Mediware Investor Relations Web site at: www.mediware.com/investors.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and are intended to be covered by the safe harbor created thereby. Such forward-looking statements are not necessarily based on historical facts and involve known and unknown risks, uncertainties and other factors which may cause the actual results of Mediware to be materially different from any future results expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to those disclosed in Mediware’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Mediware does not intend to, and undertakes no obligation to, update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time. Mediware regularly posts important information to the investor relations section of its website.

For More Information:

Mediware Media Relations Contact:

John Van Blaricum

Mediware

913.307.1070

John.VanBlaricum@mediware.com

Thoma Bravo Media Relations Contact:

Amber Roberts

LANE PR

212.302.5964

Amber@lanepr.com